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                                                                      EXHIBIT 99
HOST MARRIOTT HOSPITALITY ANNOUNCES
$1 BILLION BOND REFINANCING

BETHESDA, MD, MAY 15, 1995--Host Marriott Hospitality, Inc., a wholly-owned subsidiary of Host Marriott Corporation, today announced that two of its wholly-owned subsidiaries intend to issue $1 billion of debt in two concurrent offerings. The company said that proceeds of the offerings would be used to redeem all of its remaining bonds, and to pay off the outstanding balance under Host Marriott's line of credit with Marriott International.

        The issuers of the new debt will be HMH Properties, Inc. (Properties), the owner of 70 of the company's 98 lodging properties, and Host Marriott Travel Plazas, Inc. (HMTP), the operator/manager of the company's food, beverage and merchandise concessions business. Properties and HMTP will issue $600 million and $400 million, respectively, of senior notes, secured by the stock of certain of their subsidiaries.

        The company stated that the purpose of the offerings is to facilitate the execution of Host Marriott's business strategy and lower its cost of borrowing.

        The securities being offered have not been registered under the Securities Act of 1933 as amended ("the Act"), and may not be offered or sold in the United States absent registration under the Act or an applicable exemption from registration requirements.